EX99-2(k)(iii)

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ESCROW AGREEMENT

THIS AGREEMENT is made as of May 31, 2010, by and among PNC ABSOLUTE RETURN TEDI FUND LLC, a Delaware limited liability company (the “Company”), PNC CAPITAL ADVISORS, LLC, a Maryland corporation (the “Manager”), and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“Escrow Agent” or “PNC”).

BACKGROUND

A. The Manager has retained PNC to provide certain administration, accounting and investor services in respect of the Company pursuant to a Sub-Administration Agreement between PNC and the Manager dated as of May 31, 2010 (the “Sub-Administration Agreement”).

B. The Company desires that PNC also provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Company (the “Potential Investors”) as well as holding proceeds of certain existing investors whose interests in the Company have been repurchased by the Company, and PNC wishes to provide such services.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. Acceptance by Escrow Agent. The Company and the Manager hereby appoint the Escrow Agent as escrow agent hereunder on the terms and conditions hereinafter set forth. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth. The Escrow Agent shall be under no duty to take any action hereunder on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by the Escrow Agent and the Company in a written amendment hereto.

2. Definitions.

(a) “Authorized Person” means (i) any officer of the Company or Manager (or any person reasonably believed by the Escrow Agent to be such officer) and (ii) any other person duly authorized by the Company or Manager in a manner reasonably acceptable to PNC to give instructions to the Escrow Agent (or any person reasonably believed by the Escrow Agent to be such a person so authorized).

(b) “Governing Board” means the Company’s board of directors, board of trustees, general partner, as applicable, or, where duly authorized, a competent committee thereof.

(c) “Written Instructions” means written instructions received by the Escrow Agent and signed by an Authorized Person. The instructions may be delivered by hand, mail or facsimile; except that any instruction terminating this Agreement may be given only by hand or mail.

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3. Rights and Responsibilities of Escrow Agent.

(a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it.

(b) The Escrow Agent shall be entitled to reasonably rely upon and shall be without liability for and indemnified by the Company with respect to any action or omission to act which the Escrow Agent takes pursuant to Written Instructions. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to reasonably assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company’s governing instrument or this Agreement or of any vote, resolution or proceeding of the Company’s Governing Board or members, unless and until the Escrow Agent receives Written Instructions to the contrary.

(c) Subject to the terms of this Section 3, the Escrow Agent shall be liable to the Company or the Manager (or any person or entity claiming through the Company or the Manager) for damages only to the extent caused by the Escrow Agent’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).

(d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Escrow Agent or its affiliates.

(e) The Escrow Agent shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Should such an event occur, the Escrow Agent shall follow applicable procedures and use commercially reasonable efforts to minimize any service interruptions to the Company.

(f) The Escrow Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, document, instrument or other information which the Escrow Agent reasonably believes to be genuine. The Escrow Agent shall not be liable for any damages that are caused by actions or omissions taken by the Escrow Agent in accordance with Written Instructions or advice of counsel. The Escrow Agent shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Company or for any failure to discover any such error or omission.

(g) No party may assert a cause of action against the Escrow Agent or any of its affiliates that allegedly occurred more than twenty-four (24) months immediately prior to the discovery of such cause of action.

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(h) Absent the Escrow Agent’s failure to meet its Standard of Care (defined in Section 3 above), the Company agrees to indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Company; (b) any action taken or omitted to be taken by the Escrow Agent in connection with the provision of services to the Company; and (c) for the avoidance of doubt, any liability for taxes and any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. The foregoing indemnities shall survive the resignation of the Escrow Agent and the termination of this Agreement.

(i) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

(j) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

(k) The Escrow Agent shall promptly notify the Manager of any discrepancy between the amounts set forth on any remittance advice received by the Escrow Agent and the sums delivered to it therewith.

(l) The Company and the Manager will provide such information and documentation as the Escrow Agent may reasonably request in connection with the services provided by the Escrow Agent under this Agreement.

(m) Except as expressly provided in this Agreement, the Escrow Agent hereby disclaims all representations and warranties, express or implied, made to the Company or the Manager or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or goods provided incidental to services provided under this Agreement. The Escrow Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(n) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Manager shall adopt any policies which would affect materially the obligations or responsibilities of the Escrow Agent hereunder without the prior written approval of the Escrow Agent, which approval shall not be unreasonably withheld or delayed.

4. Deposit of Escrow Fund. The Escrow Agent shall establish, at an FDIC-insured commercial banking institution of its own choosing (which may include an affiliate of the Escrow Agent) (“Bank”), an account in the name of PNC as agent for the benefit of the Company and/or its investors for subscriptions (the “Subscription Account”) and an account in the name of PNC as agent for the benefit of the Company and/or its investors for redemptions or

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repurchases (the “Repurchase Account,” and together with the Subscription Account, the “Accounts”). The Escrow Agent shall promptly deposit in the Subscription Account monies remitted by Potential Investors by wire transfer pursuant to instructions provided to them by the Company. Balances on deposit in the Accounts will not earn interest. For the avoidance of doubt, as between the parties, the Company and/or the Manager shall be solely responsible for any disclosure obligations regarding the Account(s) to Potential Investors and/or current investors (including the non-payment of interest), as the Company and/or the Manager deem appropriate.

5. Statements. During the term of this Agreement, the Escrow Agent shall make available to the Company (via a secure on-line website) daily information with respect to deposited and available funds. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such information, except with respect to any such information as to which the Company shall, within thirty (30) days after such information is made available, file written objections with the Escrow Agent.

6. Distributions and Closings. Upon Written Instructions, at each closing of each offering of interests in the Company, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Company. Such Written Instructions must be sent to the Escrow Agent by 2:00 p.m. (eastern time) on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds by wire to the Potential Investor in the amount of the principal balance without accrued interest.

7. Repurchases. The Company from time to time may wire balances to the Repurchase Account in connection with periodic repurchases of interests by the Company from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Repurchase Account by wire to the members whose interests have been repurchased. Upon Written Instructions, the Escrow Agent will withhold specified amounts from the amounts to be distributed to the members whose interests have been repurchased.

9. PNC System. The Escrow Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Escrow Agent in connection with the services provided by the Escrow Agent to the Company.

10. Tax Identification Number. All deposits to the Accounts shall be subject to the Escrow Agent’s receipt of a valid tax identification number for the Company, Manager or Potential Investor, as applicable.

11. Compensation.

(a) The fee of the Escrow Agent for its services hereunder shall be paid by the Company as may be mutually agreed to in writing by the Company and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Company as an out-of-pocket expense. The Company acknowledges that the Escrow Agent may receive float benefits or retain balance credits in connection with the funds maintained in the Accounts.

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(b) The undersigned hereby represents and warrants to Escrow Agent that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the adviser or sponsor to the Company in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by Escrow Agent to such adviser or sponsor or any affiliate of the Company relating to this Agreement have been fully disclosed to the Manager of the Company and that, if required by applicable law, such Manager has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12. Amendment. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

13. Termination. This Agreement shall continue until terminated by a party on sixty (60) days’ prior written notice to the other party. Upon the termination of this Agreement and upon the delivery of the balance of the Accounts to a successor escrow agent designated by Written Instructions or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder. If no successor escrow agent or other person has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary.

14. Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

15. Representations and Warranties. Each party represents and warrants to the other party that:

(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing;

(ii)	it is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and when executed this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(iii)	to the extent applicable, it will maintain in full force and effect all registrations, licenses or permits of any governmental entity or other regulatory authority that may be required in connection with its activities under this Agreement;

(iv)	it is under no regulatory restriction that would materially affect its ability to carry out its obligations under this Agreement; and

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(v)	it will comply in all material respects with the Securities Laws and all applicable laws, rules and regulations to which it may be subject of governmental authorities having jurisdiction with respect to the subject matter herein (for the avoidance of doubt, neither party shall be responsible for such compliance by the other party, the Funds or any other entity).

16. Insurance. The Escrow Agent agrees to maintain, directly or through a parent company, professional liability errors and omissions insurance coverage in amounts that it deems commercially reasonable and appropriate in light of the responsibilities hereunder and shall, upon reasonable request no more than twice per year, have an officer certify in writing on its behalf that such insurance remains in effect.

17. Miscellaneous. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

18. Notices. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company

PNC Absolute Return TEDI Fund LLC

Attn: Jennifer Spratley

Vice President

Two Hopkins Plaza

Baltimore, MD 21201

If to the Escrow Agent

PNC Global Investment Servicing (U.S.) Inc.

Attn: President

301 Bellevue Parkway

Wilmington, DE 19809

If to the Manager

PNC Capital Advisors, LLC

Attn: Jennifer Spratley

Managing Director

Two Hopkins Plaza

Baltimore, MD 21201

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19. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof.

21. Confidentiality. Each party to this Agreement shall keep confidential the information relating to any other party to this Agreement which it obtains in connection with the provision of services under this Agreement; provided that (except as otherwise required by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) the following information shall not be subject to such confidentiality obligations: (a) information that is already known to the obtaining party at the time it is obtained; (b) information that is or becomes publicly known or available through no wrongful act of the obtaining party; (c) information that is rightfully received from a third party who, to the best of the obtaining party’s knowledge, is not under a duty of confidentiality; (d) information that is released by the protected party to a third party without restriction; (e) information that is requested or required to be disclosed by the obtaining party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) Company information provided by Escrow Agent in connection with an independent third party compliance or other review; (g) information that is necessary or desirable for the Escrow Agent to disclose in connection with the provision of services under this Agreement; (h) information that is relevant to the defense of any claim or cause of action asserted against the obtaining party; and (i) information that has been or is independently developed or obtained by the obtaining party. The provisions of this Section 19 shall survive termination of this Agreement for a period of three (3) years after such termination.

22. Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Escrow Agent’s affiliates are financial institutions, and the Escrow Agent may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Company and the Manager, and, if such party is a natural person, that party’s date of birth. The Escrow Agent may also ask (and may have already asked) for additional identifying information, and the Escrow Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements. In addition, in opening the Account(s), Bank may ask for additional identifying information and take additional steps to verify the authenticity and accuracy of identifying information with respect to the Company and/or the Manager.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PNC CAPITAL ADVISORS, LLC

By:

Name:

Title:

PNC ABSOLUTE RETURN TEDI FUND LLC

By:

Name:

Title:

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:

Name:

Title: